Exhibit 21.1

LIST OF SUBSIDIARIES

Name	Jurisdiction of Organization
Hines Global REIT II Properties LP	Delaware
HGREIT II 2819 Loker GP LLC	Delaware
HGREIT II 2819 Loker LP	Delaware
Hines GREIT II Ireland Fund Irish Collective Asset-Management Vehicle	Ireland
HGREIT II Bishops Holdings LLC	Delaware
Hines Global REIT II 891 Coronado LLC	Delaware
HGREIT II Cottonwood Center LLC	Delaware
HGREIT II Goodyear Crossing LLC	Delaware
HGREIT II Edmondson Road LLC	Delaware
HGREIT II Madison Road LLC	Delaware
HGREIT II Montrose LLC	Delaware
HGREIT II Montrose OpCo LLC	Delaware
HGREIT II Montrose Services LLC	Delaware
HGREIT II Reading LLC	Delaware
HGREIT II Reading LP	Delaware
HGREIT II Reading Student Housing B.V.	Netherlands
HGREIT II Reading Student Housing Operations B.V.	Netherlands
Hines Global REIT II Services Holdings, Inc.	Delaware
HGREIT II Reading Services, Inc.	Delaware
HGREIT II Reading, Inc.	Delaware
HGR II International Investment Manager LLC	Delaware